Amarantus In-Licenses Levadopa-Induced Dyskinesia Phase 2b-ready Eltoprazine from PGI Drug Discovery

San Francisco CA, January 14, 2014 – Amarantus Bioscience Holdings, Inc. (OTCQB: AMBS), a biotechnology company focused on the discovery and development of novel diagnostics and therapeutics related to neurodegeneration and apoptosis, today announced that it has completed the in-licensure of Eltoprazine from PGI Drug Discovery LLC (PGI DD).

Amarantus gains rights to Eltoprazine worldwide, excluding Asian territories. Amarantus expects to initiate a Phase 2b clinical trial for the treatment of Levadopa-Induced Dyskinesia (“LID”) associated with Parkinson’s Disease (“PD”) in 2014 with Eltoprazine.

“We are extremely pleased to have completed this licensing transaction with PGI DD, which adds an attractive therapeutic asset in mid-stage clinical development, addressing a key unmet medical need in PD, to our Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") disease-modifying PD therapeutic currently in IND-enabling studies,” said Gerald E. Commissiong, President & CEO of Amarantus. “Eltoprazine represents a rare opportunity in the LID space, where extensive clinical safety data is coupled with a potentially best-in-class therapeutic profile to address motor, psychiatric and cognitive aspects associated with PD. We believe we now have a uniquely positioned pipeline in the PD therapeutic space within our Therapeutics division.”

Eltoprazine is a 5HT1a/1b partial agonist small molecule drug candidate with positive human clinical data produced in a Phase 2a trial for the treatment of LID associated with PD. Eltoprazine has been evaluated in a number of neurology-focused indications and has a well-established safety profile, having been administered to over 700 patients to date.

In the recent double-blind, randomized, placebo-controlled, dose-finding LID in PD trial announced in June 2012, Eltoprazine met the primary objective of the study by exhibiting a statistically significant reduction in LID at the 5 mg dose (p = 0.0007) and the 7.5 mg dose (p = 0.0467), without adversely affecting levodopa efficacy. Eltoprazine was also well tolerated in this study and there were no Serious Adverse Events. The study was conducted at two sites in Sweden where twenty-two patients were given single doses of Eltoprazine and placebo along with a challenge dose of levodopa at each of the 5 treatment visits and assessed for parkinsonian and dyskinesia symptoms over a period of three hours post-treatment. The assessments were video-taped and scored by two independent blinded raters. Primary efficacy was measured using the Clinical Dyskinesia Rating Scale (CDRS) and the Unified Parkinson's Disease Rating Scale (UPDRS).

“The in-license of Eltoprazine represents a major corporate milestone for Amarantus, moving the therapeutic pipeline from purely a pre-clinical pipeline with MANF, to a balanced pipeline with both clinical and pre-clinical assets,” said David A. Lowe, PhD, member of the Amarantus Board of Directors. “The 5HT1a/1b pathway is emerging as a key biological pathway in the LID-space, and Eltoprazine is the most advanced drug candidate in this class. Adequately addressing LID in Parkinson’s disease would represent a significant improvement to the standard of care for patients worldwide and is a significant commercial opportunity.”

At least 4 million people worldwide have Parkinson’s disease and 35% exhibit symptoms of LID after 3 or more years of treatment with Levodopa. In addition to LID, 35-50% of PD patients exhibit cognitive dysfunction and 60% exhibit psychiatric disorders, including depression.  The potential market opportunity for a drug that could treat LID exceeds $750M annually in the United States alone. With the population aging and average age of diagnosis being 58-62 years, the market growth is significant (2-3%/yr).

Dr. David Lowe will make a special presentation today, Tuesday January 14th, 2014 at 8:50 am PT, at OneMed Forum 2014 to further describe the science behind Eltoprazine and the clinical data produced to date. The presentation will be web cast live and available for replay at www.onemedplace.com/forum/webcast

For additional information or to request a one-to-one meeting with Company representatives this week in San Francisco, please contact ir@amarantus.com.

About Amarantus

Amarantus is a biotechnology company developing treatments and diagnostics for diseases associated with neurodegeneration and protein misfolding-related apoptosis. The Company has an exclusive worldwide license to the Lymphocyte Proliferation test (“LymPro Test®”) for Alzheimer’s disease and owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for brain disorders. Amarantus is a Founding Member of the Coalition for Concussion Treatment (#C4CT), a movement initiated in collaboration with Brewer Sports International seeking to raise awareness of new treatments in development for concussions and nervous-system disorders. The Company also owns intellectual property for the diagnosis of Parkinson's disease (“NuroPro”) and the discovery of neurotrophic factors (“PhenoGuard”). For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Investor/Media Contacts

Aimee Boutcher, Director of Investor Relations

Amarantus Bioscience Holdings, Inc.

408-737-2734 x 101

ir@amarantus.com

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